UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 15, 2007

THE PANTRY, INC.

(Exact name of registrant as specified in its charter)

Commission File Number: 000-25813

Delaware	56-1574463
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

1801 Douglas Drive

Sanford, North Carolina 27330

(Address of principal executive offices)

Registrant’s telephone number, including area code: (919) 774-6700

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

The information provided in Item 2.03 below is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On May 15, 2007, The Pantry, Inc. (the “Company”) entered into a Third Amended and Restated Credit Agreement (the “Credit Agreement”) among the Company, certain domestic subsidiaries of the Company party thereto (the “Guarantors”), Wachovia Bank, National Association (“Wachovia”), as administrative agent and lender, J.P. Morgan Securities Inc. and Wachovia Capital Markets, LLC, as joint lead arrangers and joint bookrunners, JPMorgan Chase Bank, N.A., as co-syndication agent and lender, BMO Capital Markets, as co-syndication agent, Cooperatieve Centrale Raiffeisen-Boerenleenbank B.A. “Rabobank Nederland,” New York Branch and Wells Fargo Bank, National Association, as co-documentation agents, and the several other banks and financial institutions signatory thereto (collectively with the other lenders, the “Lenders”). In connection with its entry into the Credit Agreement, the Company entered into (i) a Third Amended and Restated Pledge Agreement (the “Pledge Agreement”) dated as of May 15, 2007 by and among the Company and the Guarantors, all as pledgors, and Wachovia, as administrative agent and (ii) a Third Amended and Restated Security Agreement (the “Security Agreement”) dated as of May 15, 2007 among the Company and the Guarantors, all as obligors, and Wachovia, as administrative agent. The Credit Agreement amends and restates the Company’s existing Second Amended and Restated Credit Agreement dated December 29, 2005, as amended.

Subject to the terms and conditions set forth in the Credit Agreement, the Lenders have provided the Company the following senior secured credit facilities (collectively the “Senior Credit Facility”) in an initial aggregate amount of $675 million: (i) a $225 million six-year revolving credit facility (the “Revolving Facility”); (ii) a $350 million seven-year term loan facility (the “Initial Term Loan”); and (iii) a $100 million seven-year delayed draw term loan facility (the “Delayed Draw Term Loan” and together with the Initial Term Loan, the “Term Loans”). In addition, the Company may at any time incur up to $200 million in incremental facilities in the form of additional revolving or term loans so long as (i) such incremental facilities would not result in a default as defined in the Credit Agreement and (ii) the Company would be able to satisfy certain other conditions set forth in the Credit Agreement.

The Revolving Facility and the Term Loans are available for refinancing certain of the Company’s existing indebtedness, and to provide for the Company’s working capital and general corporate requirements, including permitted acquisitions, and the proceeds from the Initial Term Loan were used to refinance the Company’s credit facilities in existence at May 15, 2007 and pay related fees and expenses. In addition, the Company may use up to $15 million of the Revolving Facility for swingline loans and up to $120 million for the issuance of commercial and standby letters of credit ($44 million of letters of credit are outstanding as of May 15, 2007).

The Senior Credit Facility is fully and unconditionally guaranteed by the Guarantors, which are R. & H. Maxxon, Inc., Kangaroo, Inc., and the Company’s future, direct and indirect, material domestic subsidiaries. The Senior Credit Facility is secured by (1) a first priority pledge of the capital stock of each of the Guarantors and (2) first priority security interests in all of the Company’s and the Guarantors’ tangible and intangible assets.

The Company’s borrowings under the Revolving Facility bear interest for the first two full fiscal quarters following closing, at the Company’s option, at either the base rate (generally the applicable prime lending rate of Wachovia Bank, as announced from time to time) plus 0.25% or LIBOR plus 1.50%. Thereafter, if the Company’s Consolidated Total Leverage Ratio (as defined in the Credit Agreement) is greater than or equal to 4.00 to 1.0, the applicable margins on the borrowings under the Revolving Facility will be increased by 0.25%, and if the Company’s Consolidated Total Leverage Ratio is less than or equal to 3.00 to 1.0, the applicable margins on the borrowings under the Revolving Facility will be decreased by 0.25%.

The Company’s borrowings under the Term Loans bear interest, for the first two full fiscal quarters following closing, at the Company’s option, at either the base rate plus 0.50% or LIBOR plus 1.75%. Thereafter, if the Company’s Consolidated Total Leverage Ratio is less 4.00 to 1.00, the applicable margins on the borrowings under the Term Loans will be decreased by 0.25%.

In addition, the Credit Agreement requires the Company to pay, among other expenses, a commitment fee, a delayed draw commitment fee, and letter of credit fees. The commitment fee equals 0.375% of the average daily unused portion of the Revolving Facility and must be paid quarterly in arrears; however, after the first two full quarters following closing, if the Company’s Consolidated Total Leverage Ratio is greater than or equal to 4.00 to 1.0, this fee will be increased by 0.125%, to 0.50%. The delayed draw commitment fee initially equals 0.75% of the outstanding remaining amount available under the Delayed Draw Term Loan commitment and increases to 0.875% after six months. The letter of credit fees include a letter of credit fee, equal to the applicable LIBOR margin in effect from time to time on the Revolving Facility, on the average daily maximum amount available to be drawn under each letter of credit, plus a letter of credit facing fee of 0.25% per annum on the average daily maximum amount available to be drawn under any letter of credit and paid to the issuing lender thereof, each of which must be paid quarterly in arrears.

The Company is permitted to voluntarily (1) prepay principal amounts outstanding under the Senior Credit Facility or (2) reduce or terminate the Delayed Draw Term Loan commitments and commitments under the Revolving Facility at any time, in whole or in part, without premium or penalty, upon the giving of proper notice. The Company may elect how the optional prepayments are applied. In addition, subject to certain exceptions, the Company is required to prepay outstanding amounts under the Senior Credit Facility with:

•	the net proceeds of insurance not applied toward the repair of damaged properties within 360 days following receipt of the insurance proceeds, to the extent that such net proceeds exceed $10 million;

•

the net proceeds from asset sales other than in the ordinary course of business that are not reinvested within 270 days following the closing of the sale, to the extent that such net proceeds exceed $15 million;

•	the net proceeds from the issuance of any other debt, other than permitted subordinated debt and certain other permitted debt; and

•	up to 50% of annual excess cash flow to the extent the Company’s Consolidated Total Leverage Ratio is greater than 3.50 to 1.0 at the end of the Company’s fiscal year.

All mandatory prepayments will be applied pro rata first to the Term Loans and second to the Revolving Facility and, after all amounts under the Revolving Facility have been repaid, to a collateral account with respect to outstanding letters of credit.

The Senior Credit Facility contains customary affirmative and negative covenants for financings of its type (subject to customary exceptions). The financial covenants include:

•	maximum total adjusted leverage ratio (as defined in the Credit Agreement); and

•	minimum interest coverage ratio.

Other covenants, among other things, limit the Company’s ability to:

•	incur indebtedness;

•	incur liens or other encumbrances;

•	enter into joint ventures, acquisitions and other investments;

•	make capital expenditures;

•	become liable with respect to certain contingent obligations;

•	change its line of business;

•	enter into mergers, consolidations and similar combinations;

•	sell or dispose of its assets, other than in the ordinary course of business;

•	enter into transactions with affiliates;

•	pay dividends or make other distributions with respect to its common stock;

•	redeem, retire, repurchase, or otherwise acquire for value any of its common stock or make payments to retire or obtain the surrender of warrants, options, or other rights to acquire its common stock;

•	make payments on any Subordinated Indebtedness (as defined in the Credit Agreement);

•	change its fiscal year;

•	enter into sale-leaseback transactions; and

•	change its organizational documents.

The Senior Credit Facility contains customary events of default including, but not limited to:

•	failure to make payments when due;

•	breaches of representations and warranties;

•	breaches of covenants;

•	defaults under other indebtedness;

•	bankruptcy or insolvency;

•	judgments in excess of specified amounts;

•	ERISA events;

•	a change of control (as such term is defined in the Senior Credit Facility); and

•	invalidity of the guaranty or other documents governing the Senior Credit Facility.

An event of default under the Senior Credit Facility, if not cured or waived, could result in the acceleration of all the Company’s indebtedness under the Senior Credit Facility (and other indebtedness containing cross default provisions).

The foregoing summary description of the Credit Agreement, the Pledge Agreement, and the Security Agreement contained herein does not purport to be complete and is qualified in its entirety by reference to the Credit Agreement, the Pledge Agreement, and the Security Agreement, copies of which are filed herewith as Exhibits 10.1, 10.2, and 10.3, respectively, and are incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description of Exhibit
10.1	Third Amended and Restated Credit Agreement dated as of May 15, 2007 among The Pantry, Inc. (the “Company”), certain domestic subsidiaries of the Company party thereto (the “Guarantors”), Wachovia Bank, National Association (“Wachovia”), as administrative agent and lender, J.P. Morgan Securities Inc. and Wachovia Capital Markets, LLC, as joint lead arrangers and joint bookrunners, JPMorgan Chase Bank, N.A., as co-syndication agent and lender, BMO Capital Markets, as co-syndication agent, Cooperatieve Centrale Raiffeisen-Boerenleenbank B.A. “Rabobank Nederland,” New York Branch and Wells Fargo Bank, National Association, as co-documentation agents, and the several other banks and financial institutions signatory thereto.

10.2	Third Amended and Restated Pledge Agreement dated as of May 15, 2007 by and among the Company and the Guarantors, all as pledgors, and Wachovia, as administrative agent.

10.3	Third Amended and Restated Security Agreement dated as of May 15, 2007 among the Company and the Guarantors, all as obligors, and Wachovia, as administrative agent.

99.1	Press Release dated May 16, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE PANTRY, INC.

By:	/s/ Daniel J. Kelly
Daniel J. Kelly Vice President, Finance, Chief Financial Officer and Secretary

Date: May 16, 2007

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
10.1	Third Amended and Restated Credit Agreement dated as of May 15, 2007 among The Pantry, Inc. (the “Company”), certain domestic subsidiaries of the Company party thereto (the “Guarantors”), Wachovia Bank, National Association (“Wachovia”), as administrative agent and lender, J.P. Morgan Securities Inc. and Wachovia Capital Markets, LLC, as joint lead arrangers and joint bookrunners, JPMorgan Chase Bank, N.A., as co-syndication agent and lender, BMO Capital Markets, as co-syndication agent, Cooperatieve Centrale Raiffeisen-Boerenleenbank B.A. “Rabobank Nederland,” New York Branch and Wells Fargo Bank, National Association, as co-documentation agents, and the several other banks and financial institutions signatory thereto.

10.2	Third Amended and Restated Pledge Agreement dated as of May 15, 2007 by and among the Company and the Guarantors, all as pledgors, and Wachovia, as administrative agent.

10.3	Third Amended and Restated Security Agreement dated as of May 15, 2007 among the Company and the Guarantors, all as obligors, and Wachovia, as administrative agent.

99.1	Press Release dated May 16, 2007